J.M. Walker & Associates

Attorneys At Law

7841 South Garfield Way

Centennial, CO 80122

303-850-7637 telephone

jmwlkr85@gmail.com

303-482-2731 facsimile

CPSM, Inc.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

I have acted as counsel to CPSM, Inc. in connection with the preparation and filing of a registration statement on Form S-1.  The registration statement covers the registration under the Securities Act of 1933 of 13,956,762 common shares on behalf of selling security holders of CPSM, Inc.

I have examined the registration statement, CPSM, Inc.'s articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.  Based upon the foregoing, and assuming that CPSM, Inc. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares have been and may be sold, I am of the opinion that the common shares being offered for resale are legally issued, full paid and non-assessable.

This opinion opines upon Nevada law, including the Nevada Revised Statutes, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.  This opinion is based on my knowledge of the law and facts as of the date of the filing of the registration statement.  This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with CPSM, Inc. in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

J.M. Walker & Associates

/s/ Jody M. Walker

Jody M. Walker

Attorney-At-Law